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                    September 27, 2023

       Russell Beyer
       Chief Financial Officer
       SAB Biotherapeutics, Inc.
       2100 East 54th Street North
       Sioux Falls, SD 57104

                                                        Re: SAB
Biotherapeutics, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2022
                                                            Filed April 14,
2023
                                                            File No. 001-39871

       Dear Russell Beyer:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Life Sciences